Exhibit 10.28

AMENDMENT TO THE

PALL CORPORATION 2012 STOCK COMPENSATION PLAN

     WHEREAS, Pall Corporation (the “Corporation”) sponsors and maintains the Pall Corporation 2012 Stock Compensation Plan, as amended (the “Plan”); and

     WHEREAS, the Board of Directors desires to amend the Plan to reflect certain changes; and

     WHEREAS, Section 18 of the Plan reserves to the Board the right to amend the Plan at any time,

     NOW, THEREFORE, the Plan is hereby amended, effective as of April 19, 2012, as follows:

     1. Section 3(b) of the 2012 Stock Plan is amended by adding the following new sentences at the end thereof:

     “Notwithstanding anything contained in the Plan to the contrary, each instrument evidencing an Award made to an Eligible Employee shall provide, and shall be deemed to provide if not set forth expressly, that in the event an Eligible Employee’s Termination of Employment shall be for Cause, any and all Awards to such Eligible Employee shall immediately be forfeited and cancelled. Without limitation of the provisions of Sections 17 and 19(d) hereof, if following Termination of Employment for any reason, an Eligible Employee engages in any conduct or activity that is in breach of any agreement, obligation or duty to the Corporation or any of its Affiliated Companies (whether arising by statute, common law, agreement, the Corporation’s Code of Ethics or other policy of the Corporation) relating to confidentiality, noncompetition, non-solicitation, proprietary rights, protection of intellectual property, conduct in violation of the Corporation’s Code of Ethics, or similar conduct, then the Eligible Employee, within thirty (30) days after written demand by the Corporation, shall pay to the Corporation any income or gain realized on or after such Termination of Employment in connection with the exercise or vesting of any Award or in connection with the sales of Shares following any such breach that were acquired in connection with an Award.”

     2. Section 5(e)(iii) of the 2012 Stock Plan is amended in its entirety, to read as follows:

     “(iii) If an Eligible Employee’s Termination of Employment occurs other than as set forth in clauses (i) or (ii) above, and other then as a result of discharge for Cause, any Option then held by such Eligible Employee may, to the extent then exercisable, be exercised following such Termination of Employment until the later of (i) ninety (90) days, and (ii) thirty (30) days after the end of a blackout period imposed by the Corporation to which the Eligible Employee was subject to prior to such Termination of Employment (but in no event after the earlier of the expiration of the term of such Option or such time as the Option is otherwise canceled or terminated in accordance with its terms).”

     3. Options issued and outstanding under the 2012 Stock Plan on the date of this amendment are hereby amended by adding the amendment to Section 5(e)(iii) of the 2012 Stock Plan above to each Option Grant Agreement.

     Except as amended herein, the Plan shall continue in full force and effect.

     IN WITNESS WHEREOF, the undersigned being a duly authorized officer of the Corporation has executed this Amendment to the Pall Corporation 2012 Stock Compensation Plan as evidence of its adoption by the Corporation.

PALL CORPORATION

By:	/s/ Lawrence Kingsley

Title: Chief Executive Officer

Date: August 22, 2012

Witness:

/s/ Cherita Thomas